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                                                                 EXHIBIT 10.12

                                   ADDENDUM
                                       TO
                              STOCK OPTION AGREEMENT

    The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option
Agreement") by and between NetZero, Inc. (the "Corporation") and
("Optionee") evidencing the stock option (the "Option") granted to Optionee under the terms of the Corporation's 1998 or 1999 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                         INVOLUNTARY TERMINATION FOLLOWING
                              CORPORATE TRANSACTION

    1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed in accordance wit h the Option Agreement, none of the Option Shares shall vest on an accelerated basis upon the occurrence of that Corporate Transaction, and Optionee shall accordingly continue, over his or her period of Service following the Corporate Transaction, to vest in the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, upon an Involuntary Termination of Optionee's Service within twelve (12) months following such Corporate Transaction, Optionee shall automatically vest on an accelerated basis in an additional number of Option Shares so that the total number of Option Shares in which Optionee is vested at the time of such Involuntary Termination shall, after taking such accelerated vesting into account, be equal to the greater of (i) the number of Option Shares in which Optionee would have been vested, at the time of such Involuntary Termination, in accordance with the normal Vesting Schedule had Optionee completed twice the amount of Service actually completed by him or her immediately prior to such Involuntary Termination (but in no event shall the number of Option Shares which vest on such an accelerated basis exceed the number of Option Shares in which Optionee is not vested immediately prior to such Involuntary Termination) or
(ii) the number of Option Shares in which Optionee would have been vested under the normal Vesting Schedule had Optionee completed twelve (12) months of Service prior to his or her Involuntary Termination. The Option shall remain exercisable for the vested Option Shares until the earlier of the Expiration Date or the expiration of the ninety (90) day period following the date of the Involuntary Termination.

    2. For purposes of this Addendum, an Involuntary Termination shall mean the termination of Optionee's Service by reason of:

         (i) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than for Misconduct, or

        (ii) Optionee's voluntary resignation following (A) a material reduction in the scope of his or her day-to-day responsibilities, it being understood that a change in Optionee's title shall not, in and of itself, be deemed a material reduction, (B) a reduction in Optionee's base salary or (C) a relocation of

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    Optionees' place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

    IN WITNESS WHEREOF, NetZero, Inc. has caused this Addendum to be executed by its duly authorized officer as of the Effective Date specified below.

                                            NETZERO, INC.

                                            By:
                                               --------------------------------

                                            Title:
                                                  -----------------------------

EFFECTIVE DATE: ____________, 199_



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